Exhibit 99.1

August 23, 2022

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your August 23, 2022, dividend of $0.14 per common share. Our stock closed at $21.26 on June 30, 2022.

For the second quarter of 2022, we reported net income of $7.7 million or $0.53 per diluted share. These results include approximately $0.02 cents per share of non-recurring expense related to our Comunibanc acquisition.

The quarter was highlighted by strong loan growth as net loans, exclusive of PPP loans, grew by $57.9 million or at an annualized growth rate of 11.6%. As a result of the good loan growth and rising interest rates, net interest income for the quarter was $24.3 million, an increase of $1.3 million from the previous quarter.

Despite rising interest rates our credit quality remains strong and for the seventh consecutive quarter, we had net recoveries in our loan portfolio.

We also continue to create capital through earnings and, given the current market conditions, believe our stock is a value. During the quarter, we repurchased 264,860 shares at an average price of $22.86 per share. We view share repurchases as an integral part of our capital management strategy.

For further detail regarding our performance, financial statements are posted to our corporate website at www.CIVB.com.

The Comunibanc transaction closed on July 1, 2022, as Comunibanc Corp. was merged into Civista Bancshares, Inc. and its subsidiary, The Henry County Bank, was merged into Civista Bank. Conversion of signage and the core operating system is scheduled to take place the weekend of October 22, 2022.

Comunibanc was headquartered in Napoleon, Ohio and held assets of $315 million as of June 30, 2022. The acquisition brings Civista’s assets to approximately $3.4 billion and expands our footprint into Northwest Ohio and the Toledo MSA. I want to take this opportunity to welcome all our new shareholders, customers, and employees to Civista. We look forward to serving your banking needs and becoming a good community partner.

We also continued our expansion into Central Ohio as we opened a full-service branch office in Gahanna. The office opened on June 27, 2022 and is located in close proximity to where Intel Corporation is investing billions of dollars to construct several new semiconductor fabrication facilities.

At our July 26, 2022, Board of Directors meeting, Lorina W. Wise was elected to the Civista Bancshares, Inc. and Civista Bank Boards and Nathan A. Weaks was elected to the Civista Bank Board. Ms. Wise is currently Chief Human Resources Officer at Nationwide Children’s Hospital in Columbus. She replaces Thomas A. Depler, who retired from the Board in April this year. Mr. Weaks is president of Automatic Feed Company in Napoleon, Ohio and he replaces Blythe A. Friedley, who also retired from the Board in April this year. I want to welcome our new directors and recognize and thank both Mr. Depler and Ms. Friedley for their many years of service to our organization.

At Civista, we value relationships, and we seek to make a difference in our communities. If you have any questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.